Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-1

(Form Type)

Viking Holdings Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary shares, par value $0.01 per share	Rule 457(o)	—	—	$100,000,000.00	0.00014760	$14,760.00

	Total Offering Amounts					$100,000,000.00		$14,760.00

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$14,760.00

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes the aggregate offering price of additional ordinary shares that the underwriters have the option to purchase to cover over-allotments, if any.